Exhibit 99.2


For Immediate Release                       Contact: Charles H. Crockett
May 31, 2000                                          (207) 885-2349

          HANNAFORD ANNOUNCES THE CLOSING OF THIRTEEN SOUTHEAST STORES

(SCARBOROUGH, ME)--- Hannaford Bros. Co. (NYSE-HRD) announced today that the company plans to close 13 stores in the Southeast. Those include eight in the Charlotte, North Carolina market as well as two locations in Fayetteville, North Carolina and one each in Wallace, Lumberton, and Rocky Mount, North Carolina. Retail employees at those sites will be offered employment opportunities with area Food Lion stores. The stores will be closing during the week ending June 10, 2000.

 "This decision was a difficult one to make," said Hugh G. Farrington, President and CEO of Hannaford. "We value our relationships with our associates and the communities in which we do business. We evaluated all of our options carefully before coming to the conclusion that we had to take this action at this time."

     In a separate announcement, Delhaize America, Inc. (NYSE: DZA, DZB) and Hannaford Bros. Co. (NYSE: HRD) today announced the submittal of a divestiture plan to the Federal Trade Commission for its consideration and approval. The submission of the proposal is a required step for obtaining regulatory approval of the acquisition of Hannaford by Delhaize America.

The divestiture plan includes agreements for the sale of 38 Hannaford stores in Virginia and North Carolina. Twenty Virginia stores will be sold to an affiliate of Cincinnati-based Kroger Co. Winston-Salem-based Lowe's Foods will purchase twelve Hannaford stores and one site under construction in North Carolina. Another five North Carolina stores will be sold to Richlands, N.C.-based Sylvester/Floyd Group, which operates 26 Piggly Wiggly-affiliated supermarkets. The three buyers will provide employment opportunities for store employees.

The divestiture sales are contingent on FTC approval of Delhaize America's pending $3.6 billion merger with Hannaford. Hannaford and Delhaize America believe their divestiture plan fully addresses the antitrust concerns identified by the FTC staff in its review of the Hannaford transaction. Following a favorable review of the divestiture plan, the acquisition will be reviewed by the FTC Commissioners for their approval. Delhaize and Hannaford anticipate a closing date on the Hannaford merger prior to August 1, 2000.

Following the merger, Hannaford will become the third banner owned by Delhaize America, the parent company of Salisbury, N.C.-based Food Lion and Tampa, FL-based Kash n' Karry.

Founded in 1883, Hannaford will retain its corporate headquarters in Scarborough, Maine. The company will own and operate 104 supermarket and food and drug combination stores in Maine, New Hampshire, Vermont, Massachusetts, and New York once the merger is complete. Its web site is www.hannaford.com.